Exhibit 99.1

Sunrun Reports Fourth Quarter and Full Year 2019 Financial Results
Added 52,000 Customers in 2019, growing our customer base 22% year-over-year to 285,000
Net Earning Assets of $1.5 billion, an increase of 8% year-over-year

SAN FRANCISCO, February 27, 2020 -- Sunrun (Nasdaq: RUN), the nation’s leading provider of residential solar, storage and energy services, today announced financial results for the fourth quarter and full year ended December 31, 2019.

“In 2019 we generated $102 million in cash, exceeding our target. We also grew our customer base by 22%, adding as many customers as the next two largest residential providers combined, while increasing adoption of Brightbox, our solar and battery offering, to record levels,” said Lynn Jurich, Sunrun’s Chief Executive Officer and co-founder. “People want resilient, affordable clean energy solutions to help fight climate change and protect themselves from an increasingly unreliable electricity system. Sunrun is enabling this transition today and putting power in the hands of individuals to drive change.”
Key Operating Metrics
In the fourth quarter of 2019, MW deployed increased to 117 MW from 107 MW in the third quarter of 2019, demonstrating a 9% sequential improvement.
In the full year 2019, MW deployed increased to 413 MW from 373 MW in the full year 2018, an 11% year-over-year increase.
Creation Cost per watt was $2.87 in the fourth quarter of 2019, compared to $3.17 in the fourth quarter of 2018, a 10% year-over-year improvement.
NPV created in the fourth quarter of 2019 was $100 million. Unlevered NPV per watt in the fourth quarter of 2019 was $1.13.
Gross Earning Assets as of December 31, 2019 were $3.7 billion, up $622 million, or 20%, from the prior year. Net Earning Assets as of December 31, 2019 were $1.5 billion, up $118 million, reflecting an 8% increase from the prior year.
Total Cash (meaning total cash, including restricted cash, less recourse debt) increased $66.3 million from the prior year. Cash Generation was $102 million in 2019. The company defines Cash Generation as the increase in total cash, including restricted cash, less any increases in recourse debt, and adjusted for certain items. In 2019, Cash Generation was adjusted for $27.5 million related to the company’s Investment Tax Credit safe harbor program, $5 million in cash consumed by the repurchase of stock in the company’s share repurchase program, and $2.7 million related to business acquisitions.
Fourth Quarter 2019 GAAP Results
Total revenue grew to $243.9 million in the fourth quarter of 2019, up $3.8 million, or 2%, from the fourth quarter of 2018. Customer agreements and incentives revenue was $99.3 million, representing a decline of $32.0 million, or 24%, compared to the fourth quarter of 2018, owing to a shift in tax equity fund mix which has different revenue accounting treatment for incentives. Customer agreements revenue was $92.4 million, an increase of $18.9 million, or 26%, from the fourth quarter of 2018. Solar energy systems and product sales revenue was $144.6 million, representing an increase of $35.8 million, or 33%, compared to the fourth quarter of 2018. Customer agreements revenue, solar energy systems revenue and product sales revenue was $237.1 million in total, an increase of $54.8 million, or 30%, compared to the fourth quarter of 2018.
Total cost of revenue was $182.2 million, an increase of 18% year-over-year. Total operating expenses were $292.4 million, an increase of 18% year-over-year.
Net income attributable to common stockholders was $12.5 million in the fourth quarter of 2019.
Diluted net income per share attributable to common stockholders was $0.10 per share in the fourth quarter of 2019.

Exhibit 99.1

Full Year 2019 GAAP Results
Total revenue grew to $858.6 million in the full year 2019, up $98.6 million, or 13%, from 2018. Customer agreements and incentives revenue was $387.8 million, representing a decline of $16.6 million, or 4%, compared to 2018, owing to a shift in tax equity fund mix which has different revenue accounting treatments for incentives. Customer agreements revenue was $345.5 million, an increase of $72.8 million, or 27%, from the 2018. Solar energy systems and product sales revenue was $470.7 million, representing an increase of $115.2 million, or 32%, compared to 2018. Customer agreements revenue, solar energy systems revenue and product sales revenue was $816.2 million in total, an increase of $188.0 million, or 30%, compared to 2018.
Total cost of revenue was $645.8 million, an increase of 21% year-over-year. Total operating expenses were $1,074.3 million, an increase of 22% year-over-year.
Net income attributable to common stockholders was $26.3 million for the full year 2019.
Diluted net earnings per share attributable to common stockholders was $0.21 per share for the full year 2019.
Financing Activities
As of February 27, 2020, closed transactions and executed term sheets provide us project debt and tax equity capacity into the fourth quarter of 2020.
Guidance for Q1 and Full Year 2020
The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.
In Q1, we expect deployments to be 102 MW.
For the full year 2020, we expect deployments to grow 15% year-over-year.
Conference Call Information
Sunrun is hosting a conference call for analysts and investors to discuss its fourth quarter and full year 2019 results and outlook for its first quarter 2020 at 2:00 p.m. Pacific Time today, February 27, 2020. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of the Company’s website at http://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing (877) 470-1078 (domestic) or (615) 247-0087 (international) using ID #4088128. A replay will be available following the call via the Sunrun Investor Relations website or for one week at the following numbers (855) 859-2056 (domestic) or (404) 537-3406 (international) using ID #4088128.
About Sunrun
Sunrun Inc. (Nasdaq:RUN) is the nation’s leading home solar, battery storage, and energy services company. Founded in 2007, Sunrun pioneered home solar service plans to make local clean energy more accessible to everyone for little to no upfront cost. Sunrun’s innovative home battery solution, Brightbox, brings families affordable, resilient, and reliable energy. The company can also manage and share stored solar energy from the batteries to provide benefits to households, utilities, and the electric grid while reducing our reliance on polluting energy sources. For more information, please visit www.sunrun.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, including statements regarding our market leadership, competitive advantages, investments, market adoption rates, our future financial and operating guidance, the expected size and timeframe of our stock repurchase program, operational and financial results such as growth, value creation, cash generation, Megawatts Deployed, investment tax credit safe harbor strategy, estimates of gross and net earning assets, project value, estimated creation costs, gross orders, demand, NPV, and the assumptions related to the calculation of the foregoing metrics, as well as our expectations regarding our growth, financing activities, and financing capacity. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by

Exhibit 99.1

such forward-looking statements include, but are not limited to: the availability of additional financing on acceptable terms; changes in the retail prices of traditional utility generated electricity; changes in policies and regulations including net metering and interconnection limits or caps; the availability of rebates, tax credits and other incentives; the availability of solar panels and other raw materials; our limited operating history, particularly as a new public company; our ability to attract and retain our relationships with third parties, including our solar partners; our ability to meet the covenants in our investment funds and debt facilities; our continued ability to manage costs associated with solar service offerings, our business plan and our ability to effectively manage our growth and labor constraints, and such other risks identified in the reports that we file with the U.S. Securities and Exchange Commission, or SEC, from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Exhibit 99.1

Consolidated Balance Sheets
(In Thousands)

	As of December 31,
	2019	2018
Assets
Current assets:
Cash	$269,577	$226,625
Restricted cash	93,504	77,626
Accounts receivable, net	77,728	66,435
State tax credits receivable	6,466	2,697
Inventories	260,571	79,467
Prepaid expenses and other current assets	25,984	8,563
Total current assets	733,830	461,413
Restricted cash	148	148
Solar energy systems, net	4,492,615	3,820,017
Property and equipment, net	56,708	34,893
Intangible assets, net	19,543	10,088
Goodwill	95,094	87,543
Other assets	408,403	335,685
Total assets	$5,806,341	$4,749,787
Liabilities and total equity
Current liabilities:
Accounts payable	$223,356	$131,278
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	16,062	15,847
Accrued expenses and other liabilities	148,497	98,636
Deferred revenue, current portion	77,643	47,407
Deferred grants, current portion	8,093	7,885
Finance lease obligations, current portion	10,064	9,193
Non-recourse debt, current portion	35,348	35,484
Pass-through financing obligation, current portion	11,031	26,461
Total current liabilities	530,094	372,191
Deferred revenue, net of current portion	651,856	544,218
Deferred grants, net of current portion	218,568	221,739
Finance lease obligations, net of current portion	12,895	9,992
Recourse debt, net of current portion	239,485	247,000
Non-recourse debt, net of current portion	1,980,107	1,466,438
Pass-through financing obligation, net of current portion	327,974	337,282
Other liabilities	141,401	48,210
Deferred tax liabilities	65,964	93,633
Total liabilities	4,168,344	3,340,703
Redeemable noncontrolling interests	306,565	126,302
Total stockholders’ equity	964,731	948,707
Noncontrolling interests	366,701	334,075
Total equity	1,331,432	1,282,782
Total liabilities, redeemable noncontrolling interests and total equity	$5,806,341	$4,749,787

Exhibit 99.1

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue:
Customer agreements and incentives	$99,297	$131,299	$387,835	$404,466
Solar energy systems and product sales	144,640	108,821	470,743	355,515
Total revenue	243,937	240,120	858,578	759,981
Operating expenses:
Cost of customer agreements and incentives	72,898	65,317	280,344	240,857
Cost of solar energy systems and product sales	109,307	89,040	365,485	294,066
Sales and marketing	71,679	57,158	275,148	207,232
Research and development	5,099	5,292	23,563	18,844
General and administrative	31,857	28,916	125,023	116,659
Amortization of intangible assets	1,524	1,051	4,755	4,204
Total operating expenses	292,364	246,774	1,074,318	881,862
Loss from operations	(48,427)	(6,654)	(215,740)	(121,881)
Interest expense, net	46,686	37,219	174,246	131,771
Other expenses (income), net	—	2,913	9,254	(2,788)
Loss before income taxes	(95,113)	(46,786)	(399,240)	(250,864)
Income tax (benefit) expense	(8,116)	2,729	(8,218)	9,322
Net loss	(86,997)	(49,515)	(391,022)	(260,186)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(99,497)	(43,627)	(417,357)	(286,843)
Net income attributable to common stockholders	$12,500	$(5,888)	$26,335	$26,657
Net income per share attributable to common stockholders
Basic	$0.11	$(0.05)	$0.23	$0.24
Diluted	$0.10	$(0.05)	$0.21	$0.23
Weighted average shares used to compute net income per share attributable to common stockholders
Basic	118,199	112,279	116,397	110,089
Diluted	124,550	112,279	123,876	117,112

Exhibit 99.1

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Operating activities:
Net loss	$(86,997)	$(49,515)	$(391,022)	$(260,186)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization, net of amortization of deferred grants	48,543	42,296	187,163	156,007
Deferred income taxes	(8,116)	2,732	(8,218)	9,322
Stock-based compensation expense	6,886	5,873	26,306	27,856
Interest on pass-through financing obligations	5,968	6,741	24,326	19,205
Reduction in pass-through financing obligations	(9,675)	(8,560)	(39,083)	(25,005)
Other noncash items	9,280	4,848	25,780	25,484
Changes in operating assets and liabilities:
Accounts receivable	(3,821)	356	(14,864)	(5,707)
Inventories	(150,794)	16,511	(181,104)	14,960
Prepaid and other assets	(14,301)	(21,767)	(81,630)	(75,924)
Accounts payable	60,612	(9,441)	67,356	8,848
Accrued expenses and other liabilities	27,550	(17,612)	42,081	15,286
Deferred revenue	16,486	5,811	138,422	27,393
Net cash used in operating activities	(98,379)	(21,727)	(204,487)	(62,461)
Investing activities:
Payments for the costs of solar energy systems	(221,051)	(235,184)	(815,188)	(806,365)
Purchases of property and equipment	(4,161)	(1,872)	(25,345)	(4,951)
Business acquisition	—	—	(2,722)	—
Net cash used in investing activities	(225,212)	(237,056)	(843,255)	(811,316)
Financing activities:
Proceeds from state tax credits, net of recapture	1,342	(62)	2,253	10,887
Proceeds from issuance of recourse debt	45,450	—	185,450	17,000
Repayment of recourse debt	(45,000)	—	(192,965)	(17,000)
Proceeds from issuance of non-recourse debt	499,499	492,168	1,181,549	980,544
Repayment of non-recourse debt	(282,408)	(293,561)	(670,508)	(517,594)
Payment of debt fees	(18,928)	(15,010)	(28,687)	(24,849)
Proceeds from pass-through financing and other obligations	1,917	33,462	9,140	217,082
Extinguishment of pass-through financing and other obligations	—	—	(7,597)	—
Payment of finance lease obligations	(3,470)	(2,635)	(13,919)	(9,025)
Contributions received from noncontrolling interests and redeemable noncontrolling interests	140,419	97,443	711,914	345,147
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(23,761)	(27,672)	(76,654)	(78,398)
Acquisition of noncontrolling interests	—	—	(4,600)	—
Net proceeds related to stock-based award activities	3,348	3,916	16,196	12,592
Repurchase of common stock	(5,000)	—	(5,000)	—
Net cash provided by financing activities	313,408	288,049	1,106,572	936,386
Net change in cash and restricted cash	(10,183)	29,266	58,830	62,609
Cash and restricted cash, beginning of period	373,412	275,133	304,399	241,790
Cash and restricted cash, end of period	$363,229	$304,399	$363,229	$304,399

Exhibit 99.1

Key Operating Metrics and Financial Metrics

	Full Year Ended December 31,
	2019	2018
Megawatts Deployed (during the period)	413	373
Cumulative Megawatts Deployed (end of period)	1,987	1,575
Gross Earning Assets under Energy Contract (end of period)(in millions)	$2,537	$2,100
Gross Earning Assets Value of Purchase or Renewal (end of period)(in millions)	$1,147	$963
Gross Earning Assets (end of period)(in millions) (1)	$3,684	$3,062
Net Earning Assets (end of period)(in millions) (1)(2)	$1,522	$1,404

	Three Months Ended December 31,
	2019	2018
Project Value, Contracted Portion (per watt)	$3.56	$3.80
Project Value, Renewal Portion (per watt)	$0.44	$0.58
Total Project Value (per watt)	$4.00	$4.38
Creation Cost (per watt)	$2.87	$3.17
Unlevered NPV (per watt) (1)	$1.13	$1.21
NPV (in millions)	$100	$116

(1)	Numbers may not sum due to rounding.

(2)
Sunrun records income when it delivers tax benefits to its tax equity investors. Under partnership flip transactions this income is recognized beginning at the time of deployment. In pass-through financing transactions, income is recognized later, upon utility interconnection permission (PTO). Income recognition therefore lags in periods when the company is increasing its use of pass-through financing funds. Until PTO is received for a solar system in a pass-through financing obligation structure, the company records the expected value of tax benefits as a short term pass-through financing obligation, similar to deferred revenue accounting. The amount reflected within short-term pass-through financing obligation was $25.0 million in the fourth quarter of 2018. As such, the pass-through financing obligation used to calculate Net Earning Assets is reduced by $25.0 million. There was no amount reflected within short-term pass through financing in the fourth quarter of 2019.

Exhibit 99.1

Definitions
Creation Cost includes (i) certain installation and general and administrative costs after subtracting the gross margin on solar energy systems and product sales divided by watts deployed during the measurement period and (ii) certain sales and marketing expenses under new Customer Agreements, net of cancellations during the period divided by the related watts deployed.
Customers refers to all parties (i) who have executed Customer Agreements or cash sales agreements with us and (ii) for whom we have internal confirmation that the applicable solar energy system has reached notice to proceed or “NTP”, net of cancellations. Customer Agreements refers to, collectively, solar power purchase agreements and solar leases.
Gross Earning Assets represent the remaining net cash flows (discounted at 6%) we expect to receive during the initial term of our Customer Agreements (typically 20 or 25 years) for systems that have been deployed as of the measurement date, plus a discounted estimate of the value of the Customer Agreement renewal term or solar energy system purchase at the end of the initial term. Gross Earning Assets deducts estimated cash distributions to investors in consolidated joint ventures and estimated operating, maintenance and administrative expenses for systems deployed as of the measurement date. In calculating Gross Earning Assets, we deduct estimated cash distributions to our project equity financing providers. In calculating Gross Earning Assets, we do not deduct customer payments we are obligated to pass through to investors in pass-through financing obligations as these amounts are reflected on our balance sheet as long-term and short-term pass-through financing obligations, similar to the way that debt obligations are presented. In determining our finance strategy, we use pass-through financing obligations and long-term debt in an equivalent fashion as the schedule of payments of distributions to pass-through financing investors is more similar to the payment of interest to lenders than the internal rates of return (IRRs) paid to investors in other tax equity structures. We calculate the Gross Earning Assets value of the purchase or renewal amount at the expiration of the initial contract term assuming either a system purchase or a five year renewal (for our 25-year Customer Agreements) or a 10-year renewal (for our 20-year Customer Agreements), in each case forecasting only a 30-year customer relationship (although the customer may renew for additional years, or purchase the system), at a contract rate equal to 90% of the customer’s contractual rate in effect at the end of the initial contract term. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing power prices. Gross Earning Assets Under Energy Contract represents the remaining net cash flows during the initial term of our Customer Agreements (less substantially all value from SRECs prior to July 1, 2015), for systems deployed as of the measurement date.
Gross Earning Assets Under Energy Contract represents the remaining net cash flows during the initial term of our Customer Agreements (less substantially all value from SRECs prior to July 1, 2015), for systems deployed as of the measurement date.
Gross Earning Assets Value of Purchase or Renewal is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for systems deployed as of the measurement date.
Megawatts Deployed represents the aggregate megawatt production capacity of our solar energy systems, whether sold directly to customers or subject to executed Customer Agreements (i) for which we have confirmation that the systems are installed on the roof, subject to final inspection, (ii) in the case of certain system installations by our partners, for which we have accrued at least 80% of the expected project cost, or (iii) for multi-family and any other systems that have reached NTP, measured on the percentage of the project that has been completed based on expected project cost.
Net Earning Assets represents Gross Earning Assets less both project level debt and pass-through financing obligations, as of the same measurement date. Because estimated cash distributions to our project equity financing partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level debt is deducted from Net Earning Assets.
NPV equals Unlevered NPV multiplied by leased megawatts deployed in period.

Exhibit 99.1

NTP or Notice to Proceed refers to our internal confirmation that a solar energy system has met our installation requirements for size, equipment and design.
Project Value represents the value of upfront and future payments by customers, the benefits received from utility and state incentives, as well as the present value of net proceeds derived through investment funds. Specifically, Project Value is calculated as the sum of the following items (all measured on a per-watt basis with respect to megawatts deployed under Customer Agreements during the period): (i) estimated Gross Earning Assets, (ii) utility or upfront state incentives, (iii) upfront payments from customers for deposits and partial or full prepayments of amounts otherwise due under Customer Agreements and which are not already included in Gross Earning Assets and (iv) finance proceeds from tax equity investors, excluding cash true-up payments or the value of asset contributions in lieu of cash true-up payments made to investors. Project Value includes contracted SRECs for all periods after July 1, 2015.
Unlevered NPV equals the difference between Project Value and estimated Creation Cost on a per watt basis.

Investor & Analyst Contact:

Patrick Jobin
Vice President, Finance & Investor Relations
investors@sunrun.com
(415) 373-5206

Media Contact:

Shane Levy
Media Manager
press@sunrun.com
(201) 679-9507